Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File No. 333-185355, 333-177171 and 333-195341) of Boston Therapeutics, Inc. of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 27, 2018, relating to our audit of the financial statements as of and for the year ended December 31, 2017, which appears in this annual report on Form 10-K of Boston Therapeutics, Inc. for the years ended December 31, 2017 and 2016.

/s/ Liggett & Webb, P.A.

New York, New York

March 27, 2018